As filed with the Securities and Exchange Commission on February 18, 2026

Registration No. 333-233810
Registration No. 333-262985

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 (333-233810)
POST-EFFECTIVE AMENDMENT NO. 1 (333-262985)
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENVISTA HOLDINGS CORPORATION
(Exact Name of Registrant As Specified In Its Charter)

Delaware		83-2206728
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)

200 S. Kraemer Blvd., Building E		92821-6208
Brea,	California
(Address of Principal Executive Offices)		(Zip Code)
Envista Holdings Corporation Savings Plan
(Full Title of the Plan)
Heather L. Turner
Vice President, Assistant General Counsel, Corporate Securities and Governance
Envista Holdings Corporation
200 S. Kraemer Blvd., Building E, Brea, California 92821
(714) 817-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Lori B. Metrock
Maynard Nexsen PC
1901 Sixth Ave. N, Suite 1700
Birmingham, AL 35203
(205) 254-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

Envista Holdings Corporation (the “Company”) is filing these post-effective amendments (these “Post-Effective Amendments”) to the following registration statements on Form S-8 (together, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “Commission”), to deregister any and all of the following securities of the Company that were registered but that remained unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•Registration Statement No. 333-233810, filed with the Commission on September 17, 2019, registering (among other securities) 500,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) and an indeterminate amount of plan interests under the Envista Holdings Corporation Savings Plan (the “Plan”) and the Envista Holdings Corporation Union Savings Plan (the “Union Plan”), as amended by Post-Effective Amendment No.1 filed with the Commission on June 16, 2021, which deregistered all shares of Common Stock and associated plan interests under the Union Plan that remained unissued and unsold as of September 28, 2020, which was the effective date of the merger of the Union Plan into the Plan (but did not deregister the shares of Common Stock and associated plan interests registered under the Plan).

•Registration Statement No. 333-262985, filed with the Commission on February 24, 2022, registering (among other securities) an additional 1,500,000 shares of Common Stock and an indeterminate amount of plan interests under the Plan.

As of November 18, 2025, the Plan no longer offers the Company’s Common Stock as an investment option under the Plan. Accordingly, pursuant to the undertaking contained in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered which remained unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to the Registration Statements to deregister all of the securities, including all plan interests, previously registered under such Registration Statements that remain unsold and unissued under the Plan as of the date hereof. These Post-Effective Amendments do not deregister the shares of Common Stock, associated plan interests or deferred compensation obligations registered under the Envista Holdings Corporation 2019 Omnibus Incentive Plan, as amended, or the Envista Holdings Corporation Deferred Compensation Plan, as amended and restated.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brea, State of California, on February 18, 2026.

ENVISTA HOLDINGS CORPORATION

By:	/s/ Eric Hammes
Eric Hammes
Senior Vice President & Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Keel and Eric Hammes, and each of them, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents determine may be necessary or advisable or required to comply with the Securities Act and any rules or regulations or requirements of the Commission in connection with these Post-Effective Amendments to the Registration Statements. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to these Post-Effective Amendments to the Registration Statements, to any and all amendments, both pre-effective and post-effective, and supplements to these Post-Effective Amendments to the Registration Statements, and to any and all instruments or documents filed as part of or in conjunction with these Post-Effective Amendments to the Registration Statements or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that said attorneys and agents shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ PAUL KEEL Paul Keel	President, Chief Executive Officer (Principal Executive Officer) and Director	February 18, 2026

/s/ ERIC HAMMES ERic Hammes	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	February 18, 2026

/s/ FAEZ KAABI Faez Kaabi	Vice President and Chief Accounting Officer (Principal Accounting Officer)	February 18, 2026

/s/ SCOTT HUENNEKENS Scott Huennekens	Chairman of the Board	February 18, 2026

/s/ WENDY CARRUTHERS Wendy Carruthers	Director	February 18, 2026

/s/ KIERAN T. GALLAHUE Kieran T. Gallahue	Director	February 18, 2026

/s/ VIVEK JAIN Vivek Jain	Director	February 18, 2026

/s/ JAMES ANDREW PIERCE James Andrew Pierce	Director	February 18, 2026

/s/ DANIEL A. RASKAS Daniel A. Raskas	Director	February 18, 2026

/s/ CHRISTINE TSINGOS Christine Tsingos	Director	February 18, 2026

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Brea, State of California, on February 18, 2026.

ENVISTA HOLDINGS CORPORATION SAVINGS PLAN
GLOBAL BENEFITS COMMITTEE, AS ADMINISTRATOR OF THE ENVISTA HOLDINGS CORPORATION SAVINGS PLAN

By:	/s/ TONY BOUSQUETTE
Name:	Tony Bousquette
Title:	Member of the Global Benefits Committee